Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

NASCENT WINE COMPANY, INC.,

a Nevada corporation

THE PERSONS SET FORTH ON SCHEDULE A HERETO,

and

GRUPO SUR PROMOCIONES DE MEXICO, S.A. de C.V.,

a Mexican corporation

Dated as of July 10, 2007

i

ii

iii

EXHIBITS

Exhibit A	Forms of Employment Agreements
Exhibit B	Form of Convertible Note

SCHEDULES

Schedule A	Sellers; Stock
Schedule 1.1	Permitted Liens
Schedule 3.8(a)	Company Historical Financials
Schedule 3.8(c)	Undisclosed Liabilities
Schedule 3.9(a)	Material Contracts
Schedule 3.11(b)	Employment Agreements
Schedule 3.12	Welfare Plans
Schedule 3.13	Taxes
Schedule 3.14	Litigation
Schedule 3.16(a)	Licenses and Permits
Schedule 3.18	Real Property
Schedule 3.20	Intellectual Property
Schedule 3.22	List of Insurance Policies
Schedule 3.23	Business Relationships
Schedule 3.25	Depository and Other Accounts
Schedule 3.28	Compliance with Laws
Schedule 3.29	Company Interim Changes
Schedule 5.7	Buyer Historical Financials
Schedule 5.12	Buyer Interim Changes

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of July 10, 2007 by and among NASCENT WINE COMPANY, INC., a Nevada corporation (“Buyer”), each of the Persons set forth on Schedule A hereto (“Sellers”), and GRUPO SUR PROMOCIONES DE MEXICO, S.A. de C.V., a Mexican corporation (the “Company”).

RECITALS

WHEREAS, Sellers own and are the record holders of 100% of the issued and outstanding capital stock of the Company as set forth on Schedule A (collectively, the “Stock”); and

WHEREAS, each of Sellers desires to sell to Buyer all of the Stock owned by such Seller (except Francesca Wright de Cowal shall retain one share of the Stock following the Closing (as defined below)), and Buyer desires to purchase the Stock from Sellers, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I
Definitions

1.1                                 Definitions.  For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any five percent stockholder of such Person.  For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules and exhibits annexed hereto.

“Bankruptcy Laws” means the United States Bankruptcy Code (Title 11, United States Code) and any state or federal Laws pertaining to insolvency, as the same may be amended from time to time.

“Business Day” means any weekday, except for any weekday on which banks are to close in California.

“Buyer” has the meaning set forth in the introduction to this Agreement.

“Buyer Common Stock” has the meaning set forth in Section 2.4.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Cash Purchase Price” has the meaning set forth in Section 2.2(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Current Financials” has the meaning set forth in Section 3.8(b)(ii).

“Company Historical Financials” has the meaning set forth in Section 3.8(b).

“Competing Transaction” means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any other similar transaction with respect to the Company involving any Person or entity other than Buyer or its Affiliates.

“Confidential Information” means the confidential affairs and proprietary information of the Company, including all information, observations and data disclosed to, or developed or obtained by, Sellers while owning the Company if related to the Company’s business.

“Contract” means any contract, lease, license, purchase order, sales order, obligation or other agreement or binding commitment, whether or not in written form.

“Convertible Note” has the meaning set forth in Section 2.2(b).

“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Authority or authority that is binding on any Person or its property under applicable Law.

“Employment Agreements” means, collectively, the Employment Agreements between Buyer or the Company and each of Gregory Cowal, Francesca Wright de Cowal and Iliya Zogovic, each in substantially the forms set forth in Exhibit A hereto.

“Environmental Laws” means any Law relating to Hazardous Substances, the protection of human health and safety, the environment or natural resources, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Hazardous Material” means any substance, material, liquid or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indemnification Acknowledgment” has the meaning set forth in Section 8.3(a)(ii).

“Indemnitee” has the meaning set forth in Section 8.3(a).

“Indemnitor” has the meaning set forth in Section 8.3(a).

“Intellectual Property” has the meaning set forth in Section 3.20.

“Knowledge” and “Knowledge of the Company” means, the actual knowledge or awareness of each Seller and any other officer or director of the Company, and the knowledge or awareness that each such Person would have obtained after reasonable due diligence or inquiry in light of the circumstances.

“Laws” means any federal, state, local or foreign statute, code, law, ordinance, regulation, Court Order, judgment, writ, injunction, award or decree or rule of any Governmental Authority, including without limitation those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Licenses and Permits” means all foreign, local, state and federal licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals necessary for the operation of the Business.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, restriction on voting or disposition or other charge or encumbrance or other preemptive or preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the Laws of any jurisdiction, any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise, or any restriction on the right to vote.

“Loan Amount” has the meaning set forth in Section 2.2(b).

“Losses” means any and all damages, costs, liabilities, losses, judgments, settlements, awards, penalties, fines, expenses or other costs, including reasonable attorneys’ fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnified Party.

“Material Adverse Effect” means, (i) with respect to the Company or Sellers, a material adverse effect on either (A) the assets, operations, personnel, condition (financial or otherwise) or prospects of the Company, or (B) any of Sellers’ ability to consummate the transactions contemplated hereby, and (ii) with respect to Buyer, a material adverse effect on either (A) the assets, operations, personnel, condition (financial or otherwise) or prospects of Buyer, or (B) Buyer’s ability to consummate the transactions contemplated hereby.

“Mexican GAAP” means generally accepted accounting principles in effect in Mexico, consistently applied, as in effect on the date of this Agreement.

“Noncompete Period” has the meaning set forth in Section 6.6(a).

“Notice of Claim” has the meaning set forth in Section 8.3(a)(i).

“Party” and “Parties” means, individually and collectively, the Company, Sellers and Buyer.

“Permitted Liens” means (i) Liens and other exceptions to title that are disclosed on Schedule 1.1; and (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.5(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” has the meaning set forth in Section 3.18

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching into the indoor or outdoor environment, and includes any migration of any Hazardous Material from or onto the properties owned or leased by the Company.

“Related Party” means (w) the Company, (x) any Affiliate of the Company, (y) any manager, officer or equity holder of the Company or of any Affiliate of the Company and (z) any Affiliate or family member of any Person described in clause (y) above.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) to otherwise correct a condition of noncompliance with Environmental Laws.

“SEC Reports” shall mean, collectively, Buyer (i) Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2005 and 2006, as filed with the SEC, and (ii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K) filed by Seller with the SEC since December 31, 2003.

“Sellers” has the meaning set forth in the introduction to this Agreement.

“Solvent” means, with respect to any Person, that at the time of determination:  (i) the present fair saleable value of the assets (i.e., the price a buyer is willing to pay for such asset in an arms-length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature.  For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected to become an actual or matured liability.

“Stock” has the meaning set forth in the Recitals to this Agreement.

“Straddle Period” has the meaning set forth in Section 6.5(c).

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Section 59A of the Code or otherwise), custom duties, capital stock, profits, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing; and the term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Determination” has the meaning set forth in Section 6.5(f).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means a claim or demand made by any Person, other than Buyer, Sellers or the Company, against an Indemnified Party.

“Transaction Documents” means this Agreement, the Convertible Note, the Employment Agreements and any document or instrument which shall be executed and delivered at the Closing by the Company, Sellers or Buyer, as the case may be.

“Welfare Plan” means any other plan or program maintained for past or present employees of the Company, including without any limitation health insurance plan, life insurance plan, option plan, bonus plan, savings plan or severance plan, profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock or other equity-based compensation arrangement, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, bonus, incentive compensation, salary continuation, supplemental retirement, deferred compensation, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements and other material agreement, arrangement, plan, policy, practice or program related to employment, compensation or employee benefits whether written or unwritten, funded or unfunded, formal or informal, that are maintained or contributed to by the Company.

“Working Capital Amount” has the meaning set forth in Section 6.9.

“U.S. GAAP” means generally accepted accounting principles in effect in the United States of America, consistently applied, as in effect on the date of this Agreement.

Article II
Purchase and Sale

2.1                                 Purchase and Sale.  On the Closing Date, subject to the terms and conditions hereof, Sellers agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, all of the Stock (except Francesca Wright de Cowal shall retain one share of the Stock following the Closing), free and clear of all Liens.

2.2                                 Purchase Price.  Subject to the terms and conditions hereof, as consideration for the Stock and the agreements contained herein, the purchase price for the Stock shall be an aggregate of FOUR MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S.$4,500,000) (the “Purchase Price”), to be paid to Sellers on the Closing Date as follows:

(a)                                  Buyer shall deliver ONE MILLION U.S. DOLLARS (U.S.$1,000,000) in cash by wire transfer in immediately available funds to such account or accounts as set forth in Schedule A (the “Cash Purchase Price”), and

(b)                                 Buyer shall deliver a convertible promissory note in the aggregate principal amount of THREE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S.$3,500,000) (the “Loan Amount”), in the form of Exhibit B hereto (the “Convertible Note”).

Upon the Closing Date, notwithstanding the fact that 50% of the issued and outstanding securities of the Company are owned by each of Francesca Wright de Cowal and Gregory Cowal, Francesca Wright de Cowal shall receive 100% of the Cash Purchase Price and a Convertible Note in an aggregate principal amount equal to 100% of the Loan Amount.

2.3                                 Closing.  Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at 10:00 a.m. local time on the later of (i) July 10, 2007, or (ii) the satisfaction or waiver of all conditions to closing contained herein, at the offices of Brownstein Hyatt Farber Schreck, P.C., 410 17th Street, Suite 2200, Denver, Colorado 80202, or at such other time and/or place as the Parties otherwise agree (the “Closing Date”).

2.4                                 Additional Consideration.  In the event that the Company achieves total revenue of at least U.S.$23,000,000 and total Pre-Tax Net Income (as defined below) of at least U.S.$800,000 for the 12 months ended December 31, 2007 as determined by Buyer’s independent public accounting firm, Sellers shall be entitled to receive, as additional consideration, ONE MILLION FIVE HUNDRED THOUSAND U.S. DOLLARS (U.S.$1,500,000) of newly issued, restricted shares of the common stock of Buyer, $0.001 par value per share (“Buyer Common Stock”), free and clear of any Liens, based on the closing price of such stock on the NASD’s Over-The-Counter Bulletin Board on the date of the final auditor’s report with respect to such financial statements.  Delivery of certificates evidencing such Buyer Common Stock, if any, shall be made to Sellers no later than five (5) days after the date of the final auditor’s report.  Notwithstanding the fact that 50% of the issued and outstanding securities of the Company are owned by each of Francesca Wright de Cowal and Gregory Cowal, Francesca Wright de Cowal shall receive shall receive 100% of the Buyer Common Stock.  “Pre-Tax Net Income” means, for the period indicated, total revenue of the Company less total expenses of the Company except for Taxes associated with such revenue, as calculated in accordance with U.S. GAAP by Buyer’s independent public accounting firm.

2.5                                 Purchase Price Adjustment.  At Closing, Buyer is assuming the lawsuits, disputes and claims described on Schedule 3.14 (collectively, the “Disputes”).  Notwithstanding the foregoing, Sellers shall remain jointly and severally liable for any amounts due or payable in excess of $20,000 in the aggregate with respect to the Disputes, including, without limitation, any judgments, settlement amounts, defense costs, court or other tribunal costs and attorneys’ fees.  Buyer shall have the right to pay any or all amounts due under this Section 2.5 on behalf of the Company and Sellers and may apply such amounts to reduce the Purchase Price on a dollar-for-dollar basis by (without limitation) reducing the amounts payable under the Convertible Note.

Article III
Representations and Warranties of the Company and Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, the Company and Sellers hereby, jointly and severally, make the following representations and warranties to Buyer, subject to qualification by the disclosure schedules.  The information disclosed in any particular disclosure schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement and shall not be deemed to relate to or to qualify any other representation or warranty.

3.1                                 Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Mexico.  The Company is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.

3.2                                 Corporate Power.  The Company has all requisite corporate power and authority necessary to own and/or lease and operate its properties and assets and to carry on its business as now conducted.  The Company has all requisite corporate power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

3.3                                 Authorization; Binding Obligations.  The execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party and the consummation of the other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and, at the Closing, each of the other Transaction Documents to which the Company is a party will be duly executed and delivered by the Company.  This Agreement is, and at the Closing each of the other Transaction Documents to which the Company is a party will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws.

3.4                                 Conflict; Existing Defaults.

(a)                                  Neither the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate, or cause a default under, result in the imposition of any Lien under or give rise to a right of termination, acceleration, suspension, revocation, cancellation or amendment under, (i) the organizational documents of the Company, (ii) any Contract to which the Company is a party, or by which its assets are bound, or (iii) any applicable Laws.

(b)                                 The Company is not (i) in default, breach or violation of its organizational documents, as in effect as of the date hereof, as applicable, or (ii) in default, breach or violation of any Contract required to be disclosed on Schedule 3.9(a) to which it is a party or by which it or its assets is or may be bound, except, in the case of clause(ii), for such default, breach or violation as, individually or in the aggregate, is not likely to have a Material Adverse Effect.

3.5                                 Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.

3.6                                 Capitalization.  The Company’s authorized capital stock consists of 1,000 shares of common stock, par value 100 Pesos per share.  The issued and outstanding shares of common stock are owned as set forth on Schedule A.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or Contract binding upon the Company or any applicable Laws.  Except as set forth on Schedule A, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company or obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) equity equivalent interests in the ownership or earnings of the Company or stock appreciation, phantom stock, right of first refusal, commitment or other similar rights.  There are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company’s capital stock.  The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of its capital stock.  All dividends or distributions on securities of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full or accrued for in the Historical Financials.

3.7                                 Subsidiaries.  The Company has no Subsidiaries.  The Company does not own, directly or indirectly, any capital stock, partnership interest, joint venture interest or other equity interest of any other Person.

3.8                                 Financial Statements; Undisclosed Liabilities.

(a)                                  The books of account and other financial records of the Company, all of which have been made available to Buyer, are correct and complete in all material respects, represent actual bona fide transactions and have been maintained in accordance with sound business and accounting practices.  Each transaction is properly and accurately recorded in the books and records of the Company.  The Company maintains an adequate system of internal accounting controls and does not engage in or maintain any off-the-books accounts or transactions.

(b)                                 Attached hereto as Schedule 3.8 are the following (the financial statements referred to in clauses (i) and (ii) below being collectively referred to as the “Company Historical Financials”):

(i)                                     the Company’s audited balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2004, 2005 and 2006; and

(ii)                                  the Company’s unaudited interim balance sheet and statements of income, retained earnings and cash flows as of and for the three months ended March 31, 2007 (the “Company Current Financials”).

The Company Historical Financials (including, in each case, the related schedules and notes, if any) fairly present the financial condition, results of operations and changes in financial position of the Company as of and for the respective dates and periods covered thereby and were prepared in accordance with Mexican GAAP applied on a consistent basis throughout the periods covered thereby subject, in the case of the Company Current Financials, to year-end audit adjustments (which will not be material) and the lack of footnotes and other presentation items.

(c)                                  Except as set forth on Schedule 3.8(c), the Company does not have any liabilities (whether known or unknown, whether direct or indirect, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), except for (i) liabilities set forth in the Company Current Financials, and (ii) liabilities that have arisen after the Company Current Financials in the ordinary course of business.

(d)                                 On the date hereof and immediately prior to the Closing Date, the Company is Solvent.

3.9                                 Contracts.

(a)                                  Schedule 3.9(a) sets forth a true, correct and complete list of all Contracts to which the Company is a party or to which any of its assets or properties is bound:

(i)                                     under which the Company is indemnified for or against any liability, or under which the Company is or could be obligated to indemnify any Person;

(ii)                                  under which the Company leases personal property from or to third parties under capitalized leases per annum or under operating leases;

(iii)                               for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) that calls for performance over a period of more than one year or (B) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person;

(iv)                              (A) granting representation, marketing, manufacturing, purchase or distribution rights or (B) relating to Company Intellectual Property (including license, development or similar agreements);

(v)                                 under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money;

(vi)                              establishing or maintaining any partnership, joint venture or strategic alliance;

(vii)                           under which there is or may be imposed a security interest or other Lien on any of its assets, whether tangible or intangible (other than security interests or Liens granted in favor of Buyer);

(viii)                        concerning any confidentiality or non-solicitation obligations;

(ix)                                under which the Company is restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person;

(x)                                   with officers, directors, employees or consultants of the Company, in each case involving payments by the Company in excess of $5,000 per annum;

(xi)                                involving any Affiliates of the Company;

(xii)                             under which the consequences of a default or termination would reasonably be expected to have, a Material Adverse Effect;

(xiii)                          under which the Company will (A) receive aggregate payments from customers, (B) make aggregate payments to vendors or other suppliers or (C) make or receive aggregate payments to or from any other Persons, in each case in excess of $25,000 per annum (with specific reference to those agreements in excess of $500,000 per annum);

(xiv)                         which are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement;

(xv)                            not entered into in the ordinary course of business and not otherwise disclosed on Schedule 3.9(a) in response to any of the foregoing clauses; or

(xvi)                         are otherwise material to the Company’s business.

The Company has delivered to Buyer true, correct and complete copies of each such Contract.  To the extent that written Contracts do not exist, the Company has delivered to Buyer accurate summaries of the material terms and conditions of such oral Contracts.  Such Contracts constitute all material Contracts necessary for the Company to conduct its business as currently conducted.

(b)                                 (i) each Contract existing as of the date hereof is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability), and (ii) to the Knowledge of the Company, each Contract existing as of the date hereof is a legal, valid and binding obligation of the other parties thereto, enforceable against the other parties in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) and is in full force and effect.  The Company is and, to the Knowledge of the Company each other party to each Contract existing as of the date hereof are, in compliance with the terms thereof, and no default or event of default by the Company or any other party thereto exists thereunder.

3.10                           Accounts Receivable.  All accounts receivable of the Company (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company as the obligor with respect thereto, (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, (c) are not subject to discount, rebate, off-set, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or claim, and (d) have been billed and are valid and collectible in the ordinary course of business.

3.11                           Employees; Labor Relations.

(a)                                  The Company has previously provided to Buyer a correct and complete list of (i) all managers and executive officers of the Company, (ii) all other employees of or consultants to the Company, (iii) the current job title or relationship to the Company of each such Person and (iv) the amount of compensation (including bonuses and commissions or other benefits) paid to each such Person during the fiscal year ended December 31, 2006 and which each of them is expected to receive in the current fiscal year.

(b)                                 Except as otherwise disclosed on Schedule 3.11(b), the Company is not a party to any written employment agreements, independent contractor or consulting agreements and sales representative (or similar) agreements, golden parachute agreements, change of control agreements and employee-related non-competition and non-solicitation or similar agreement, written or oral, with any Person.

(c)                                  (i) Except as otherwise disclosed on Schedule 3.11(c), no employees of the Company are represented by any labor union or similar organization, (ii) the Company is not party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding, given the Company notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years.

(d)                                 (i) No strike, work stoppage, contract dispute or other labor disturbance involving any employees of the Company currently exists or, to the Company’s knowledge, is threatened and (ii) no investigation, action or proceeding by or before any governmental entity which relates to allegedly unfair or discriminatory employment or labor practices by the Company or the violation by the Company of any applicable Law relating to employment or labor practices is pending or, to the Company’s knowledge, threatened.

3.12                           Welfare Plans.  Schedule 3.12 sets forth a correct and complete list of all Welfare Plans.  Except as otherwise disclosed on Schedule 3.12:

(a)                                  each Welfare Plan and any related trust has been established, maintained, administered and funded in all material respects in compliance with all applicable Laws;

(b)                                 no transaction or omission has occurred with respect to any Welfare Plan or related trust that could subject the Company to any Tax or penalty under applicable Laws;

(c)                                  none of the Welfare Plans or any related trusts have any unfunded liabilities;

(d)                                 none of the Welfare Plans provides medical, health, life insurance or other welfare-type benefits to former employees of the Company or any Affiliate;

(e)                                  there are no actions, suits, investigations or other proceedings pending or, to the Company’s knowledge, threatened against any Plan or any related trust or any fiduciary thereof;

(f)                                    there are no outstanding Governmental Orders that name any Plan or any related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof;

(h)                                 there are no benefits or perquisites available to any employees of the Company that are not generally available to all employees of the Company.

The Company has delivered to Buyer true, correct and complete copies of all Welfare Plan documentation.

3.13                           Taxes.  Except as set forth on Schedule 3.13:

(a)                                  all Tax Returns with respect to Taxes which are required to be filed by or on behalf of the Company with any Governmental Authority have been properly prepared and filed and correctly state the Company’s Tax liability;

(b)                                 the Company has paid, or has made adequate reserves on its books for the payment of, all Taxes shown to be due on such Tax Returns or claimed to be due by any Governmental Authority or which the Company otherwise is liable for or is required to withhold on behalf of any other Person;

(c)                                  the reserves and provisions for Taxes on the books of the Company are adequate for all open years and for its current fiscal period;

(d)                                 the Company has no knowledge of any proposed assessment of any additional Taxes by any governmental entity or of any basis for any such assessment (whether or not reserved against);

(e)                                  the Company is not currently being audited by any governmental entity, and no such audit is pending or, to the Company’s knowledge, threatened;

(f)                                    the Company has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax; and

(g)                                 the Company is not party to any Tax sharing or similar agreement with any other Person.

3.14                           Litigation.  Except as otherwise disclosed on Schedule 3.14, there is no pending or, to the Company’s knowledge, threatened investigation, action or proceeding against, relating to or affecting the Company or its assets or any officer, director or employee thereof in his or her capacity as such, by or before any Governmental Authority or arbitrator.  Schedule 3.14 sets forth a correct and complete list of each investigation, action and proceeding (a) described in the preceding sentence or (b) in which the Company is the plaintiff or initiating party, together with the parties thereto, the alleged basis therefore, the relief sought therein and the current status.

3.15                           Transactions with Related Parties.  (a) none of the customers, suppliers, distributors or sales representatives of the Company are Related Parties; (b) none of the Company’s assets are owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Business Agreement; and (d) no Related Party provides any legal, accounting or other services to the Company.

3.16                           Licenses and Permits.

(a)                                  Schedule 3.16(a) lists all Licenses and Permits.  No other governmental authorizations are necessary or required for the Company to lawfully conduct its Business as currently conducted or for the Company to own, lease or use its assets.

(b)                                 Each of the Licenses and Permits is valid and in full force and effect.  The Company has not received any notice that remains outstanding from any Governmental Authority regarding any actual or proposed revocation, withdrawal, suspension, cancellation or termination (other than by expiration) of any material Licenses and Permits.  The transactions contemplated by this Agreement will not adversely affect the Company’s right to utilize the Licenses and Permits.  The Company has delivered to Buyer true, correct and complete copies of each License and Permit.

3.17                           Personal Property.  The Company has good and marketable title to all personal property purported to be owned by it and good leasehold title to all personal property purported to be leased by it, in each case free and clear of any Liens, other than Permitted Liens.  The Company’s machinery, equipment, vehicles and other tangible assets have been maintained in good working condition (normal wear and tear excepted).  The Company owns or properly leases all the assets necessary to and currently utilized in the operation of the Business.  No Seller owns any of the assets currently utilized in the Business.

3.18                           Real Property.

(a)                                  Schedule 3.18 sets forth a correct and complete list of all real property owned, leased, occupied or used by the Company (collectively, the “Real Property”) and indicates whether such property is owned or leased by the Company.

(b)                                 Schedule 3.18 sets forth a correct and complete list of (i) all leases, subleases and other material agreements or rights pursuant to which any Person has the right to occupy or use any Real Property owned by the Company and (ii) all leases, subleases and other material agreements or rights pursuant to which the Company has the right to occupy or use any Real Property owned by others.

(c)                                  Except as set forth on Schedule 3.18, the Company has good and marketable and fee simple title to all Real Property purported to be owned by it and good leasehold title to all Real Property purported to be leased by it, in each case free and clear of any Liens, other than Permitted Liens.

(d)                                 All buildings and other improvements located on the Real Property (including without limitation all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition and are suitable for the purposes for which they are used.  The Real Property constitutes all real property, buildings and other improvements necessary for the Company to conduct its business as currently conducted and as currently planned to be conducted.

(e)                                  All buildings and other improvements located on the Real Property, and the use of the Real Property by the Company and all Persons claiming under it, comply with all Governmental Rules relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Real Property, except where such non-compliance would, individually or in the aggregate, have a Material Adverse Effect.

(f)                                    The Real Property:  (i) is adequately serviced by all utilities necessary for the Company to conduct its business as currently conducted and as currently planned to be conducted thereon; (ii) has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; (iii) has adequate parking that is sufficient to meet the needs of the Company’s employees and business invitees and to comply with applicable Laws; and (iv) is not located in whole or in part within an area identified as a flood hazard area by any Governmental Authority.

3.19                           Environmental Matters.

(a)                                  the operations of the Company is in compliance with all applicable Environmental Laws and all Licenses and Permits issued pursuant to the Environmental Laws or otherwise;

(b)                                 the Company has obtained all Licenses and Permits required to operate its business in compliance with all applicable Environmental Laws;

(c)                                  the operations of the Company have not resulted in Releases of Hazardous Material into the environment;

(d)                                 the Company is not the subject of any outstanding Court Order or Contract, nor, to the Knowledge of the Company, is it threatened to be the subject of any Court Order or Contract, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material, and the Company has not received any written communication alleging that the Company may be in violation of any Environmental Law or any License or Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(e)                                  there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which alleges any liability or other obligation pursuant to any Environmental Law;

(f)                                    no Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by the Company, except in compliance with applicable Environmental Laws;

(g)                                 to the Company’s knowledge, no Person who has owned, leased, occupied or used any real property now or previously owned, leased, occupied or used by the Company generated, used, processed, treated, stored, released or disposed of any Hazardous Substances on such property; and

(h)                                 to the Company’s knowledge, no underground storage tanks are located on any real property owned, leased, occupied or used by the Company.

3.20                           Intellectual Property.  Schedule 3.20 sets forth a correct and complete list of (a) all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names, domain names and registered and unregistered copyrights, and all applications therefor, which are owned, licensed or used by the Company (together with all inventions, discoveries, techniques, processes, methods, formulae, designs, computer software, trade secrets, confidential information, know-how and ideas which are owned, licensed or used by the Company, the “Intellectual Property”), (b) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by the Company and (c) all licenses or other agreements pursuant to which the Company has the right to use any Intellectual Property owned by others (excluding “shrink-wrapped” software applications that are generally available to the public).  The Company has the lawful right to use all of the Intellectual Property, and no such use infringes upon the lawful rights of any other Person.  To the Company’s knowledge, no Person is using any Intellectual Property in a manner which infringes upon the lawful rights of the Company.  The Intellectual Property constitutes all intellectual property necessary for the Company to conduct its business as currently conducted.

3.21                           Powers of Attorney.  There are no outstanding powers of attorney in effect with respect to the Company.

3.22                           Insurance.  Schedule 3.22 sets forth a correct and complete list of all insurance policies of which the Company is the owner, insured, loss payee or beneficiary and indicates for each such policy any pending claims thereunder.  Except as otherwise disclosed on Schedule 3.22;  (a) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (b) all premiums under such policies which are due and payable have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) the Company has not received notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy; (e) the Company has not been refused any insurance, nor has its coverage been limited by any carrier; and (f) since January 1, 2003, the Company has maintained, or been the beneficiary of, general liability and product liability policies reasonable, in both scope and amount, in light of the risks attendant to their respective businesses and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been “occurrence” policies and not “claims made” policies.

3.23                           Business Relationships.  The Company has not received any notice with respect to any actual or threatened termination or cancellation of, or any adverse modification or material change in, the business relationship between the Company, on the one hand, and any vendor, distributor, supplier or customer, on the other hand, and to the Knowledge of the Company, there is no basis for such termination or cancellation of any such business relationships, other than the termination of any such relationships upon expiration of the agreement related thereto.  Schedule 3.23 contains a list of the 10 largest customers, and the 10 largest suppliers of the Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of gross sales) showing the total dollar amount of gross sales to each such customer and the percentage of all sales during each such year and the total amount of purchases made to each such supplier and the percentage of all purchases made during each such year.

3.24                           Inventories.  Except to the extent of inventory reserves reflected in the Company Historical Financials, the items included in such inventories are normal items of inventory carried by the Company, and are current, suitable and merchantable at customary prices for the filling of orders in the normal course of business, and are not obsolete, damaged, defective or slow moving.  The Company has all right, title and interest in the inventories reflected in the Company Historical Financials (except to the extent they have been sold in the ordinary course of business since the date thereof).  Except for such items acquired or produced after March 31, 2007, all items of inventory carried by the Company are reflected on the Company Historical Financials at the lower of cost (determined on a first-in, first-out bases) or market in accordance with Mexican GAAP applied on a consistent basis, with adequate provisions or adjustments having been made for excess and slow-moving inventory and inventory obsolescence and shrinkage.

3.25                           Depository and Other Accounts.  Schedule 3.25 sets forth a true, correct and complete list of all banks and other financial institutions and depositories at which the Company maintains (or has caused to be maintained) deposit accounts, lockbox accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company are deposited from time to time.  Such Schedule 3.25 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the type of account, the account number, the specific contact person at such depository and his or her direct telephone number and email address.

3.26                           Books and Records.  The minute books and similar records of the Company contain true and complete records of all actions taken at any meeting of the Company’s stockholders, directors, or any committees thereof, as the case may be, and of all written consents executed in lieu of the holding of any such meeting, and have been maintained in accordance with good business accounting and bookkeeping practices.

3.27                           Brokers; Certain Expenses.  None of the Company nor any of its Affiliates is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other agreement, or any of the transactions contemplated hereby or thereby for which Buyer (or the Company after the Closing Date) will have any liability.

3.28                           Compliance with Laws.  Except as set forth in Schedule 3.28, the Company is in compliance in all material respects with all applicable Laws.  The Company is not subject to any Court Orders.  Except as set forth on Schedule 3.28, no investigation or review by any Governmental Authority with respect to the Company is pending or filed or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

3.29                           Interim Changes.  Except as set forth on Schedule 3.29, since December 31, 2006, there has been no:

(a)                                  change in the condition, financial or otherwise, of the Company, which had, or would reasonably be expected to have, a Material Adverse Effect;

(b)                                 material loss, damage or destruction of or to any of the Company’s assets, whether or not covered by insurance;

(c)                                  sale, lease, transfer or other disposition by the Company of, or mortgages or pledges of or the imposition of any Lien (other than Permitted Liens) on, any portion of the Company’s assets, other than the sale of assets in the ordinary course of the Company’s business;

(d)                                 adjustment or write-off of accounts receivable not reflected in the Company Historical Financials or any change in the collection, payment or credit experience or practices of the Company;

(e)                                  change in the Tax or cash basis accounting methods or practices employed by the Company or change in depreciation or amortization policies;

(f)                                    payment by the Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure;

(g)                                 termination, waiver or cancellation of any material rights or claims of the Company, under any Contract or otherwise;

(h)                                 the Company has not made, or committed to make, any capital expenditures in excess of U.S.$25,000 in the aggregate;

(i)                                     other transaction not in the ordinary course of business and consistent with past practice;

(j)                                     the Company has not granted or is committed to grant any salary or other compensation increase to any of its employees other than in the ordinary course of business; or

(k)                                  binding commitment with respect to any of the foregoing.

3.30                           No Omissions or Misstatements.  None of the representations or warranties of the Company included in this Agreement as qualified by the disclosure schedules hereto, or other Transaction Documents furnished or to be furnished by the Company contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made.

Article IV
Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, each Seller, severally and not jointly, hereby represents and warrants to Buyer, with respect to such Seller only, as follows:

4.1                                 Ownership of Capital Stock.  Such Seller is the beneficial and record owner of the Stock identified next to such Seller’s name on Schedule A hereto, free and clear of any Liens.  Such Seller has the requisite right, power and authority to transfer the Stock owned by such Seller, and immediately following the Closing, Buyer will own 100% of the capital stock of the Company (except Francesca Wright de Cowal shall retain one share of the Company following the Closing), free and clear of any Liens.

4.2                                 Legal Capacity.  Such Seller has the legal capacity to execute, deliver, carry out and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.3                                 Authorization; Binding Obligation.  No action, consent or approval on the part of such Seller is necessary to authorize such Seller’s due and valid execution, delivery and consummation of this Agreement and each other Transaction Document to which it is a party.  This Agreement has been duly executed and delivered by such Seller and, at the Closing, each of the other Transaction Documents to which such Seller is a party will be duly executed and delivered by such Seller.  This Agreement is, and at the Closing each of the other Transaction Documents to which such Seller is a party will be, a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws.

4.4                                 Conflict.  Neither the execution, delivery and performance by such Seller of this Agreement or any of the other Transaction Documents to which such Seller is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate, or cause a default under, result in the imposition of any Lien under or give rise to a right of termination, acceleration, suspension, revocation, cancellation or amendment under (a) any Contract to which such Seller is a party, or by which its assets are bound, which could reasonably be expected to adversely impact such Seller’s obligations under this Agreement, or

(b) any applicable Laws, which could reasonably be expected to adversely impact such Seller’s obligations under this Agreement.

4.5                                 Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.

4.6                                 Litigation.  There is no pending, or to such Seller’s knowledge, threatened, investigation, action or proceeding to which such Seller is a party or which relates to such Seller, which questions the validity of this Agreement or impairs the ability of such Seller to consummate the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which such Seller is a party.

4.7                                 Brokers’ Fees.  Such Seller is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other agreement, or any of the transactions contemplated hereby or thereby for which Buyer (or the Company after the Closing Date) will have any liability.

4.8                                 Securities Representations.  Each Seller: (a) is acquiring a Convertible Note for its own account with the present intention of holding such securities for investment purposes and with no intention of selling such securities in violation of applicable U.S. securities Laws; (b) has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Convertible Note and the transactions contemplated by this Agreement and the other Transaction Documents and has had such access to such other information concerning Buyer and its business and assets as such Seller may have requested; (c) is an “accredited investor” as defined in Rule 501(a) under the U.S. Securities Act of 1933, as amended; (d) by reason of its business and financial experience and the business and financial experience of those retained by such Seller to advise him with respect to his investment in the Convertible Note, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its prospective investment in the Convertible Note; and (e) is able to bear the economic risk of its investment in the Convertible note for an indefinite period of time and, at the present time, is able to afford a loss of such investment.

Article V
Representations and Warranties of Buyer

As a material inducement to the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Sellers, as follows:

5.1                                 Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada.  Buyer is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.

5.2                                 Corporate Power.  Buyer has all requisite corporate power and authority to own and/or lease and operate its properties and assets and to carry on its business as now conducted.  Buyer has all requisite corporate power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.3                                 Authorization; Binding Obligations.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and, at the Closing, each of the other Transaction Documents to which Buyer is a party will be duly executed and delivered by Buyer.  This Agreement is, and at the time of the Closing each of the other Transaction Documents to which Buyer is a party will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities Laws or the public policy underlying such Laws.

5.4                                 Conflict; Existing Defaults.

(a)                                  Neither the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate, or cause a default under, result in the imposition of any Lien under or give rise to a right of termination, acceleration, suspension, revocation, cancellation or amendment under, (i) the organizational documents of Buyer, (ii) any Contract to which Buyer is a party, or by which its assets are bound, or (iii) any applicable Laws.

(b)                                 Buyer is not (i) in default, breach or violation of its organizational documents, as in effect as of the date hereof, as applicable, or (ii) in default, breach or violation of any material Contract to which it is a party or by which it or its assets is or may be bound, except in the case of clause (ii), for such default, breach or violation as, individually or in the aggregate, is not likely to have a Material Adverse Effect.

5.5                                 Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

5.6                                 Capitalization.  Buyer’s authorized capital stock consists of 195,000,000 shares of Buyer Common Stock and 5,000,000 shares of preferred stock U.S.$0.001 par value per share.  The are currently 80,366,250 shares of Buyer Common Stock issued and outstanding and 1,000,000 shares of Series A Convertible Preferred Stock, U.S.$.001 par value per share, issued and outstanding.

5.7                                 SEC Reports.  Seller’s SEC Reports (i) at the time filed or if amended or superseded by a later filing, as of the date of the last such amendment or filing, complied as to form in all material respects with the requirements of the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time they were declared effective or filed, as the case may be, or if amended or superseded by a later filing, as of the date of the last such amendment or such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.8                                 Brokers; Certain Expenses.  Buyer has not paid and is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other agreement or any of the transactions contemplated hereby or thereby for which Sellers will have any liability.

5.9                                 Compliance with Laws.  Buyer is in compliance in all material respects with all applicable Laws.  Buyer is not subject to any Court Orders.  No investigation or review by any Governmental Authority with respect to Buyer is pending or filed or, to the Knowledge of Buyer, threatened nor, to the Knowledge of Buyer, has any Governmental Authority indicated an intention to conduct the same.

Article VI
Covenants of the Parties

6.1                                 Conduct of Company Business.  From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Sellers shall use their reasonable best efforts to cause the Company to, and the Company shall:

(a)                                  conduct its business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(b)                                 maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of its business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty and sales of inventory in the ordinary course of business;

(c)                                  keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to its business;

(d)                                 perform in all material respects all obligations under Contracts relating to or affecting its business;

(e)                                  maintain the books of account and records of its business in the usual, regular and ordinary manner consistent with past practice;

(f)                                    comply in all material respects with all Laws applicable to the conduct of its business;

(g)                                 not enter any employment agreement or commitment to employees of its business or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than increases in non-officer employee compensation effected in the ordinary course of business;

(h)                                 create or permit to exist any Lien on the assets of the Company other than a Permitted Lien;

(i)                                     not enter into or materially modify any agreement for indebtedness or any Contract obligating the Company to purchase goods or services for a period of 90 days or more, or sell, lease, license or otherwise dispose of any asset of its business (other than dispositions of obsolete assets and inventory in the ordinary course of business) or acquire any substantial assets other than replacement assets, inventory and supplies to be used in its business;

(j)                                     not take any action with respect to, or make any material change in its accounting or Tax policies or procedures;

(k)                                  not make, change or revoke any Tax election or settle or compromise any Tax Liability, or amend any Tax Return, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date; and Company shall promptly notify Buyer if Company makes any amendment to a Tax Return or files and amended Tax Return;

(l)                                     not issue any capital stock or securities convertible into capital stock; or

(m)                               not authorize or enter into any commitment with respect to any of the matters described above.

6.2                                 Access to Information.

(a)                                  Buyer’s Investigation.  Between the date of this Agreement and the Closing Date, the Company will (i) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, offices, warehouses and other facilities and property of the Company’s business and to their books and records, at times that are mutually agreed between Buyer and the Company, (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably require, and (iii) furnish Buyer and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Company’s business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business. Buyer shall not contact the Company’s employees, contractors, vendors, or customers without the express prior consent of the Company, which shall not be unreasonably withheld or delayed.

(b)                                 Confidentiality.  If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Buyer, Sellers and the
Company will maintain the confidentiality of all information and materials obtained from the other Parties and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by the other Parties or required by Law, and upon termination of this Agreement, Buyer, Sellers and the Company and their respective representatives will promptly return to the other Parties all materials obtained from such other Parties in connection with the transactions contemplated by this Agreement and all copies thereof.  The provisions of this Section 6.2(b) will not apply to any information, documents or material which are in the public domain other than by reason of a breach of this Section 6.2(b).

6.3                                 Efforts to Consummate Transaction.  The Parties shall use their commercially reasonable efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by the Company, Sellers or Buyer in connection with the consummation of the transactions contemplated by this Agreement.

6.4                                 No Solicitation.  Unless this Agreement shall have been terminated pursuant to Section 9.1, Sellers shall not, and shall not permit the Company to, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including the Company’s officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction.  The Company and Sellers shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction.  Sellers shall, and shall cause the Company to, notify Buyer if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).  Notwithstanding the foregoing, nothing contained in this Section 6.4 shall prohibit Sellers, or any officer or director of the Company, from taking any of the actions described in this Section 6.4 in response to an unsolicited inquiry, offer or proposal to the extent that the Board of Directors of the Company determines in good faith that the fiduciary obligations of such officers and directors to the Company require that such actions be taken.  If this Agreement is terminated by Buyer, Sellers or the Company as the result of the approval of a Competing Transaction by the Board of Directors of the Company (and Buyer is not in breach of this Agreement), the Company and Sellers jointly and severally agree to pay Buyer a breakup fee of $100,000 within three (3) Business Days of the termination of this Agreement.

6.5                                 Tax Matters.

(a)                                  Sellers will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Closing Date for Tax periods of the Company that end on or before the Closing Date.  Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and Sellers shall make any revisions to such Tax Returns as may be reasonably requested by Buyer in order to comply with applicable Laws.  Buyer will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Closing Date for Tax periods of the Company that begin after the Closing Date.

(b)                                 Each Seller jointly and severally indemnifies, defends and holds harmless the Company, Buyer, and each Buyer Affiliate and the Buyer Indemnified Parties and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to U.S. Treasury Regulation § 1.1502 6 or any analogous or similar state, local or foreign Law, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.  Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.5(b) within 15 Business Days after payment of such Taxes by Buyer or the Company.

(c)                                  Buyer and the Company agree that, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre- Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(d)                                 Except to the extent required by Law, Buyer shall not amend, and shall not permit the Company to amend, any income Tax Return or election made in connection with such income Tax Return for any Tax period ending on or prior to Closing without the prior written consent of Sellers if such amendment would have the effect of increasing the amount of Tax payable by Sellers with respect to such period.

(e)                                  Buyer and Sellers covenant and agree to cooperate with each other regarding Tax matters as follows:

(i)                                     Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.5(e) and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer, the Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so request, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii)                                  Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)                               Buyer and Sellers further agree, upon request, to provide the other Party with all reasonably requested information related to Taxes that either Party may be required to report to any Governmental Authority.

(f)                                    Buyer shall notify Sellers in writing within five (5) Business Days after receipt by Buyer or the Company of any notice of audit or request for information regarding any Taxes and upon notice of any determination of liability for Taxes from an official inquiry, examination, audit or proceeding (each, a “Tax Determination”) regarding any Tax Return related to a period that ends on or prior to the Closing Date.  Sellers shall have the right to exercise control, on behalf of the Company for any such Tax Return, and at its own expense, at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company or Sellers.  Buyer and the Company shall cooperate with Sellers, as reasonably requested in connection with any such Tax Determination.

(g)                                 Sellers shall notify Buyer in writing within five (5) Business Days after receipt by Sellers of any Tax Determination regarding any Tax Return for the Straddle Period or any period thereafter.  Sellers, on behalf of the Company, for any pre-Closing period, and Buyer, on behalf of the Company, with respect to any post-Closing period, in each case, at its own respective expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Determination regarding any Straddle Period, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company for such period.  Buyer and the Company shall cooperate with Sellers, as reasonably requested, in connection with any such Tax Determination.

(h)                                 Sellers and Buyer shall cooperate with each other in allocating the Purchase Price among the classes of assets of the Company for any Tax purposes.  To the extent requested by Buyer, within 120 days after the Closing Date, Sellers and Buyer shall agree on an allocation of such Purchase Price among the classes of assets of the Company to be reported to any Governmental Authority.

6.6                                 Noncompete.  In partial consideration of the Purchase Price:

(a)                                  Each Seller agrees that for the five (5) year period following the Closing Date (the “Noncompete Period”), he shall not, directly or indirectly, either for himself or for any other Person (other than the Company) participate in any business similar to that of the Company anywhere in Mexico, Central America or South America, other than on behalf of the Company.  For purposes of this Agreement, the term ‘participate’ includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, lender, owner or otherwise; provided that the term ‘participate’ shall not include ownership of stock of Buyer and of less than 1% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the Over-The-Counter market.  Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(b)                                 Each Seller agrees that during the Noncompete Period, such Seller shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of Company or in any way interfere with the relationship between Company and any employee thereof, (ii) induce or attempt to induce any customer or supplier of Company to cease doing business with Company, (iii) knowingly induce or attempt to induce any employee of Buyer or any of its Affiliates to leave the employ of Buyer or any of its Affiliates or in any way interfere with the relationship between Buyer or any of its Affiliates and any employee thereof, (iii) knowingly induce or attempt to induce any customer or supplier of Buyer or any of its Affiliates to cease doing business with Buyer or any of its Affiliates, or (iv) except to the extent required by applicable Law or in connection with a claim under Article VIII, use for their own personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any Person, any confidential information of the Company.

(c)                                  Each Seller agrees that Buyer would suffer irreparable harm from a breach by such Seller of any of the covenants or agreements contained in this Section 6.6.  In the event of an alleged or threatened breach by a Seller of any of the provisions of this Section 6.6, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.  To the extent of any breach of this Section 6.6 by any Seller, the Noncompete Period (with respect to such breaching Seller) shall automatically be extended by the length of such breach.

(d)                                 If, at the time of enforcement of any of the provisions of this Section 6.6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

Each Seller acknowledges that, without provisions contained in this Section 6.6, Buyer would have not entered into this Agreement.

6.7                                 Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the Stock), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.8                                 Buyer Board of Directors.  Sellers may, at their option, designate one (1) individual to stand for election to the Board of Directors of Buyer, and Buyer will use its commercially reasonable efforts to have such individual elected.

6.9                                 Contribution of Working Capital.  Within 10 Business Days following the Closing Date, Buyer will provide the Company with ONE MILLION U.S. DOLLARS (U.S.$1,000,000) working capital (the “Working Capital Amount”) to execute the business plans of the Company.

6.10                           Reservation of Buyer Common Stock.  Buyer will reserve a sufficient number of shares of Buyer Common Stock for issuance upon conversion of the Convertible Note.

6.11                           Notification of Certain Matters.  Each of Buyer, Sellers and the Company shall give prompt written notice of the occurrence or non-occurrence of any event which would be likely to cause (i) any representation or warranty by such Party contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any failure by such Party to comply with or satisfy, or be able to comply with or satisfy, in any material respect any condition, covenant or agreement to be complied with or satisfied by it hereunder.

6.12                           Supplementation and Amendment of Schedules.  From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules with respect to any matter arising in the ordinary course of business after the date hereof; provided, however, that all such supplements or amendments shall be disregarded for purposes of determining whether the conditions to Buyer’s obligations to close this Agreement contained in Section 7.1(a) have been satisfied.  Notwithstanding the foregoing, if the Closing shall occur, then Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article VIII hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment relating to any event occurring after the date hereof.

6.13                           Audited Financial Statements.  Within 60 days following the Closing, Seller shall deliver to Buyer audited balance sheets and statements of income, operations and cash flows for the fiscal years ended December 31, 2005 and December 31, 2006 and a review of such statements for the three months ended March 31, 2007 (and any other required interim periods) in accordance with Buyer’s disclosure requirements under Form 8-K of the U.S. Securities Exchange Act of 1934, as amended, which financial statements will be presented in accordance with U.S. GAAP and otherwise in form and substance reasonably satisfactory to Buyer.

6.14                           Legal Opinion.  As soon as is practicable following the Closing (but in any event within 10 business days), Buyer shall be provided a legal opinion customary for acquisitions of the type contemplated by this Agreement in the United States from counsel to the Company and Sellers in form and substance satisfactory to Buyer and its counsel.

Article VII
Closing Conditions

7.1                                 Obligation of Buyer to Close.  The obligation of Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer:

(a)                                  Representations and Covenants.  The representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers or the Company on or prior to the Closing Date.

(b)                                 No Injunction.  No Court Order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no Law shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

(c)                                  Approvals.  All governmental and third party approvals, consents (including, without limitation, with respect to all leased real property), permits or waivers necessary for consummation of the transactions contemplated by this Agreement and any other Transaction Document shall have been obtained in form and substance reasonably satisfactory to Buyer.

(d)                                 Good Standing.  Buyer shall have received good standing certificates, dated within 10 days of the Closing Date, issued by the appropriate Mexican authorities with respect to the Company.

(e)                                  Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to the Company or Sellers.

(f)                                    Employment Agreements.  Each of Gregory Cowal, Francesca Wright de Cowal and Iliya Zogovic shall have entered into an Employment Agreement with Buyer or the Company.

(g)                                 Stock Certificates.  Buyer shall have received the stock certificates representing the Stock duly endorsed for transfer and accompanied by any applicable documentary stamp tax.

(h)                                 Other Document Deliveries.  The Company and Sellers shall have delivered to Buyer copies of each of the other Transaction Documents to which they are party duly executed thereby and such other documents as Buyer or its counsel may reasonably request to evidence the transactions contemplated hereby.

7.2                                 Obligation of Sellers to Close.  The obligation of Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Sellers:

(a)                                  Representations and Covenants.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(b)                                 No Injunction.  No Court Order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

(c)                                  Approvals.  All governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Company.

(d)                                 Good Standing.  Sellers shall have received a Nevada good standing certificate, dated within 10 days of the Closing Date, with respect to Buyer.

(e)                                  Material Adverse Effect.  No Material Adverse Effect shall have occurred with respect to Buyer.

(f)                                    Employment Agreements.  The Company or Buyer shall have entered into the Employment Agreements with each of Gregory Cowal, Francesca Wright de Cowal and Iliya Zogovic.

(g)                                 Other Document Deliveries. Buyer shall have delivered to Sellers copies of each of the other Transaction Documents to which it is party duly executed thereby and such other documents as Sellers or their counsel may reasonably request to evidence the transactions contemplated hereby.

(h)                                 Purchase Price.  Buyer shall have delivered to Francesca Wright de Cowal the Cash Purchase Price in immediately available funds and the Convertible Note.

Article VIII
Indemnification

8.1                                 Indemnification.

(a)                                  By Sellers.  Each Seller, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, the Company, and their respective directors, officers,

employees,  stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from and against any Losses arising from or relating to: (i) any breach of the representations and warranties made by the Company in this Agreement; (ii) any breach of the covenants or agreements made by the Company or Sellers in this Agreement; (iii) any indemnification obligations pursuant to Section 6.5; and (iv) the payment of 100% of the Purchase Price to Francesca Wright de Cowal (pursuant to Ms. Cowal’s and Mr. Cowal’s direction herein) despite the fact that 50% of the issued and outstanding securities of the Company are owned by each of Francesca Wright de Cowal and Gregory Cowal.  In addition, each Seller, severally and not jointly, hereby agrees to indemnify, defend and hold harmless Buyer Indemnified Parties from and against any Losses based upon or arising from any breach of the representations and warranties of such Seller contained in Article IV.

(b)                                 By Buyer.  Following the Closing, Buyer shall indemnify, defend and hold harmless Sellers at all times from and against any Losses arising from or relating to: (i) any breach of any representation or warranty made by Buyer in this Agreement; and (ii) any breach of any covenant and agreement made by Buyer in this Agreement.

8.2                                 Limitations of Indemnity.

(a)                                  Notwithstanding the foregoing, no claim for indemnification under Section 8.1 shall first be asserted after the two year anniversary of the Closing Date; provided, however, that (i) a claim for indemnification under Section 3.2 (Corporate Power), Section 3.6 (Capitalization), Section 4.1 (Ownership of Capital Stock) and Section 4.2 (Legal Capacity) shall survive indefinitely, and (ii) a claim for indemnification under Section 3.12 (Welfare Plans), Section 3.13 (Taxes) and Section 3.19 (Environmental Matters) shall survive until the expiration of the applicable statute of limitations.

(b)                                 Claims for indemnification by Buyer under this Article IX shall be reduced to the extent of any insurance proceeds received by or paid on behalf of the Indemnitee from any insurance policy in effect immediately prior to the Closing (the “Pre-Closing Insurance Policies”) (and for clarification, not from insurance policies bound by Buyer following the Closing with respect to the Company) covering the occurrence(s) that is or are the basis for such claims.  In addition, where applicable, Buyer agrees to, and shall cause the Company to, submit all claims covered by the Pre-Closing Insurance Policies to the respective insurance carrier and pursue recovery from the insurers under such Pre-Closing Insurance Policies in accordance with the terms of such policies.

8.3                                 Indemnification Procedures - Third Party Claims.

(a)                                  The rights and obligations of a Party claiming a right of indemnification hereunder (each an “Indemnitee”) from a Party to this Agreement (each an “Indemnitor”) in any way relating to a Third Party Claim shall be governed by the following provisions of this Section 8.3:

(i)                                     The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the

Indemnitor based on the indemnity provisions contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”).  The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same).  No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii)                                  In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then, upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days after receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity provisions and confirming that based on the information available as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article VIII and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period.  The delivery of an Indemnification Acknowledgment shall not preclude Indemnitor’s subsequent right to deny indemnification and Indemnitor’s right to reimbursement of all costs of any nature incurred, if it is ultimately determined that such claim was not indemnifiable by Indemnitor.  However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, and the Indemnitor shall be responsible for Indemnitee’s reasonable costs and expenses.  Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding, or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific material defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee for such counsel shall be borne by the Indemnitor, provided that Indemnitor shall not be obligated to pay for the costs and expenses of more than one counsel to the Indemnitee.

(iii)                               The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other party fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel.  The Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding.  Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 8.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required.  In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(b)                                 Neither Party shall make or enter into any settlement of any claim, action, suit or proceeding which one Party has undertaken to defend, without the other Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided that no consent shall be required if (i) there is no obligation, directly or indirectly, on the part of such other Party to contribute to any portion of the payment for any of the Losses, (ii) such other Party receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to such other Party), (iii) there is no finding or admission of any violation of law by, or effect on any other claim that may be made against such other Party and, (iv) in the reasonable judgment of such other Party, the relief granted in connection therewith is not likely to have a Material Adverse Effect on such other Party or its reputation or prospects.

(c)                                  Any claim for indemnification that may be made under more than one subsection under Section 8.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

8.4                                 Indemnification Procedures - Other Claims, Indemnification Generally.

(a)                                  A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor.  The Indemnitee shall afford the Indemnitor reasonable access to all relevant corporate records and other information in its possession relating thereto.

(b)                                 If any Party becomes obligated to indemnify another Party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined in accordance with this Article VIII, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten (10) days following written demand therefor by the Indemnified Party.  The indemnifying Party shall not be obligated to pay any amount under this Article VIII until such final determination.  Notwithstanding the foregoing, in lieu of receipt of payment from Sellers, Buyer shall be entitled to elect and amounts payable to it by any Seller pursuant to this Article VIII against amounts then owed by it to such Seller pursuant to the terms of such Seller’s Convertible Note.

8.5                                 Exclusive Remedy.  Except as specifically provided elsewhere herein, the provisions for indemnification set forth in this Article VIII are the exclusive remedies of Sellers, Buyer and the Company arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement).

Article IX
Miscellaneous

9.1                                 Termination.  Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:  (i) by mutual written consent of Buyer and Sellers; (ii) by either Buyer (if Buyer negotiates in good faith and makes commercially reasonable efforts to consummate the Closing), or Sellers (if Sellers negotiate in good faith and makes commercially reasonable efforts to consummate the Closing), if for any reason the Closing shall not have occurred on or before 60 days after the date hereof (or such other date as may be mutually agreed by the Parties); (iii) by either Buyer or Sellers in the event that a condition to the terminating Party’s obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction, without fault by the terminating Party; (iv) by Buyer in the event of any occurrence or occurrences, having individually or in the aggregate, a Material Adverse Effect on the Company or Sellers; or (v) by the Company, Sellers or Buyer in the event the Board of Directors of the Company shall have approved a Competing Transaction; provided, however, that no Party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such Party’s willful breach of this Agreement.  If this Agreement is terminated pursuant to this Section 9.1, all rights and obligations of the Parties hereunder shall terminate, and no Party shall have any liability to the other Party, except for obligations of the Parties in Sections 9.2, 9.3, 9.7, 9.8 and 9.9, which shall survive the termination of this Agreement, and except that nothing herein will relieve any Party from liability for any willful breach of this Agreement prior to such termination.

9.2                                 Publicity.  Except as required by law, no press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Company, Sellers and Buyer, which approval shall not unreasonably be withheld.

9.3                                 Expenses.  The Company and each Seller, on the one hand, and Buyer, on the other hand, shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.  Notwithstanding the foregoing, Buyer shall reimburse the Company for any reasonable expenses incurred by the Company in connection with the Form 8-K compliant financial statements to be delivered by the Company pursuant Section 7.1(k) which are in excess the expenses ordinarily incurred by the Company in preparing its financial statements for such periods.

9.4                                 Entire Agreement; Amendments and Waivers.  This Agreement, together with all Exhibits and Disclosure Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, except that the Confidentiality Agreement and the confidentiality provisions of the Letter of Intent shall survive and continue in full force and effect until the Closing.  This Agreement may not be amended or modified except by an instrument in writing signed by Buyer and the Representative.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

9.5                                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), or (iii) when receipt is acknowledged by an affirmative act of the Party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to Buyer, Seller and the Company will, unless another address is specified in writing, be sent to the address indicated below:

If to Buyer, to:

Nascent Wine Company, Inc.

2355 Paseo de Las Americas

San Diego, California  92154

Attention:  Sandro Piancone, CEO

Telephone:                                  (619) 661-0458

Facsimile:                                          (619) 661-97345

with a copy (which shall not serve as notice) to:

Brownstein Hyatt Farber Schreck, P.C.

410 17th Street, Suite 2200

Denver, Colorado  80202

Attention:  Adam Agron

Telephone:                                (303) 223-1100

Facsimile:                                        (303) 223-1111

If to the Company to:

Grupo Sur Promociones de Mexico, S.A. de C.V.

Lago Bolsena #209, Los Manzanos

C.P. 11460, Mexico, DF

Attention:  Gregory Cowal, President and CEO

Telephone:                                  12 53 00 00

Facsimile:                                          [               ]

with a copy (which shall not serve as notice) to:

Hacienda del Ciervo #39 Dpto. 002
Hacienda de las Palmas
Huixquilucan Edo. Mexico CP 2763
Telephone:                                  52 47 27 69
Facsimile:                                          [               ]

or at such other address or addresses Buyer, the Company or Sellers, as the case may be, may specify by written notice given in accordance with this Section 9.5.

9.6                                 Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

9.7                                 Governing Law.  IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

9.8                                 Consent to Jurisdiction and Venue.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE STATE OF NEVADA, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT.  NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 9.8 SHALL PRECLUDE BUYER FROM BRINGING ANY ACTION, SUIT OR OTHER PROCEEDING IN THE COURTS OF ANY OTHER LOCATION WHERE THE COMPANY OR SELLERS OR ANY ONE OF THEM OR ANY OF ITS OR THEIR ASSETS OR THE COLLATERAL MAY BE FOUND OR LOCATED OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER.

EACH OF THE COMPANY AND EACH SELLER, FOR ITSELF AND ITS PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF THE COMPANY AND EACH SELLER HEREBY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

9.9                                 Waiver of Trial by Jury.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

9.10                           Counterparts.  This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument.  A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

9.11                           Invalidity.  If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.12                           Negotiated Agreement.  The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

9.13                           Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.  In addition, it is the intent of the Parties that the Indemnitees that are not a party hereto be third party beneficiaries of Article VIII.  No Party may assign, transfer or delegate any of their rights and obligations hereunder or any interest herein or therein, by operation of law or otherwise, without the prior written consent of the other Parties; provided, however, that Buyer may assign its rights and obligations under this Agreement to a successor to Buyer’s business.

9.14                           Further Assurances.  From time to time after the Closing, each Party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by such Party or its counsel in order to carry out the purpose and intent of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

NASCENT WINE COMPANY, INC., a Nevada corporation

By:	/s/ Sandro Piancone
Sandro Piancone

SELLERS:

/s/ Gregory Cowal
Gregory Cowal

/s/ Francesca Wright de Cowal
Francesca Wright de Cowal

THE COMPANY:

GRUPO SUR PROMOCIONES DE MEXICO, S.A. de C.V., a Mexican corporation

By:	/s/ Francesca Wright de Cowal
Francesca Wright de Cowal
President

Schedule A

Sellers; Stock

	Shares Owned	Share of Cash Purchase Price	Principal Amount of Convertible Note	Wire Instructions
Gregory Cowal	50	$0	$0	—
Francesca Wright de Cowal	50	$1,000,000	$3,500,000	To be provided